Exhibit 1.2


                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT


            AMENDMENT No. 1 (the "Amendment"), dated as of March 7, 1999, to the Rights Agreement, dated as of June 3, 1998 (the "Rights Agreement"), between Browning-Ferris Industries, Inc., a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, a New York corporation (the "Rights Agent"), as Rights Agent.


                                    Recitals


            A. The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

            B. Allied Waste Industries, Inc., a Delaware corporation ("Parent"), AWIN I Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Merger Sub"), and the Company have proposed to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Merger Sub, or any other direct or indirect subsidiary of Allied which Allied designates, will be merged with and into the Company, with the Company as the surviving corporation (the "Merger"), all on the terms and subject to the conditions set forth in the Merger Agreement.

            C. The Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement to exempt the Merger and the Merger Agreement, and all of the transactions contemplated thereby, in accordance with the terms thereof, from application of the Rights Agreement.

            D. Pursuant to Section 27 of the Rights Agreement, therefore, the Board of Directors of the Company hereby resolves that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing, and the Company and the Rights Agent desire to evidence such amendment in writing.

            E. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

            In consideration of the foregoing and the mutual agreements set forth herein, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

            1. Section 1(f) of the Rights Agreement is modified and amended to read in its entirety as follows:

            "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of a Substantial Block, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any


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            employee benefit plan or employee stock plan of the Company, or of any Subsidiary of the Company, or any Person organized, appointed, established or holding Voting Stock by, for or pursuant to, the terms of any such plan, (iv) any Person who becomes the Beneficial Owner of a Substantial Block as a result of a reduction in the number of shares of Voting Stock outstanding due to the repurchase of shares of Voting Stock by the Company unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of a Substantial Block of the then outstanding shares of Voting Stock, acquires beneficial ownership of additional shares of Voting Stock representing one percent (1%) or more of the shares of Voting Stock then outstanding, or (v) Allied Waste Industries, Inc., a Delaware corporation ("Allied"), AWIN I Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Allied ("Merger Sub"), or any Affiliate or Associate of Allied solely to the extent that each may, without being deemed an Acquiring Person, execute and deliver the Agreement and Plan of Merger, dated as of March 7, 1999, by and among Allied, Merger Sub and the Company, as it may be amended or supplemented from time to time (the "Merger Agreement"), and consummate transactions contemplated thereby.

            2. The first paragraph of Section 3 of the Rights Agreement is amended by inserting the following sentence after the first sentence thereof:

            Notwithstanding the foregoing, no Distribution Date shall ensue as a result of the execution and delivery of the Merger Agreement or consummation of transactions contemplated thereby.

            3. The first sentence of Section 7 of the Rights Agreement is modified and amended to read in its entirety as follows:

            Subject to Section 7(e), at any time after the Distribution Date, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9, Section 11(a)(iii) and Section 23) in whole or in part upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal stock transfer office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which the Rights are exercised, at or prior to the earlier of (i) the Close of Business on June 15, 2008 or such later date as may be established by the Board of Directors prior to the expiration of the Rights (such date being hereinafter referred to as the "Final Expiration Date"), (ii) the time at which the Rights are redeemed or exchanged as provided in Section 23 and Section 24, or (iii) immediately prior to the consummation of the merger of Merger Sub, or any other direct or indirect subsidiary of Allied, with and into the Company as contemplated by and in




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            accordance with the Merger Agreement (the "Merger") (the earlier of
            (i), (ii) and (iii) being herein referred to as the "Expiration Date").

            4. Section 13 of the Rights Agreement is amended by inserting the following sentence at the end of such Section:

            Notwithstanding anything in this Agreement to the contrary, this
            Section 13 shall not apply to the Merger.

            5. This Amendment shall become effective as of the date of the Merger Agreement. If the Merger Agreement is terminated without the Effective Time (as defined in the Merger Agreement) having occurred, this Amendment shall be null and void.

            6. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

            7. This Amendment to the Rights Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

            8. In all respects not inconsistent with the terms and provisions of this Amendment to the Rights Agreement, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

            9. If any term, provision, covenant or restriction of this Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment to the Rights Agreement, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.




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


            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.


Attest:                                    BROWNING-FERRIS INDUSTRIES, INC.



By:  /s/ Eileen Schuler                    By:  /s/ Jeffrey E. Curtiss
    ----------------------------              -------------------------------
    Eileen Schuler                            Jeffrey E. Curtiss
    Assistant Secretary                       Senior Vice President and Chief
                                              Financial Officer


Attest:                                    FIRST CHICAGO TRUST COMPANY OF
                                           NEW YORK



By:  /s/ David Cohn                        By: /s/ Joanne Gorostiola
    ----------------------------              -------------------------------
    David Cohn                                Joanne Gorostiola
    Customer Service Officer                  Assistant Vice President




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